UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2011

Motricity, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34781	20-1059798
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

601 108th Avenue Northeast

Suite 800

Bellevue, WA 98004

98004

(Address of Principal Executive Offices, including Zip Code)

(425) 957-6200

(Registrant’s Telephone Number, including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 29, 2011, the board of directors (the “Board”) of Motricity, Inc. (the “Company”) appointed James L. Nelson as a member of the Board to fill an existing vacancy on the Board. The Board has not yet determined Mr. Nelson’s committee assignments. Mr. Nelson’s compensation for serving on the Board will be consistent with the Company’s Non-Employee Director Compensation Policy, which is described in Amendment No. 1 to the Company’s Annual Report for the fiscal year ended December 31, 2010, filed on May 2, 2011. In addition, the Company expects to enter into an indemnification agreement with Mr. Nelson in substantially the form filed as Exhibit 10.19 to the Company’s Registration Statement on Form S-1, File No. 333-164471, filed January 22, 2010.

On June 30, 2011, Suzanne H. King, a member of the Board, resigned from her position as a director and as a member of the Company’s audit committee and governance and nominating committee, effective immediately. Her decision to resign was not as a result of any disagreement with the Company or its management.

In connection with Ms. King’s resignation, on June 30, 2011 the Board appointed Brett Icahn as a member of the Company’s audit committee to fill the vacancy left by Ms. King. Following Ms. King’s resignation, the governance and nominating committee, which previously consisted of four members, will now consist of three members.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MOTRICITY, INC. (Registrant)

July 1, 2011	By:	/s/ Richard E. Leigh, Jr.
(Date)		Richard E. Leigh, Jr. Senior Vice President, General Counsel and Corporate Secretary